CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of AIT Therapeutics Inc. and to the incorporation by reference therein of our report dated March 28, 2018, relating to the December 31, 2017 consolidated financial statements, which appears in AIT Therapeutics Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and our report dated June 15, 2018, relating to the March 31, 2018 consolidated financial statements, which appears in AIT Therapeutics Inc.’s Transition Report on Form 10-KT for the transition period ended March 31, 2018, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
May 13, 2019	A Member of EY Global